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                                                                      Exhibit 17
                           Vernon L. Jackson
                           4044 Century Road
                        Jeffersontown, Ky 40299
                                                               November 14, 1996

By Hand

Board of Directors
VideoLan Technologies, Inc.
100 Mallard Creek Road, Suite 250
Louisville, Kentucky 40207

        Attn:  Ted Ralston, Chairman of the Board

Gentlemen:

        I hereby resign, effective immediately, my positions as a member of the Board of Directors of VideoLan Technologies, Inc. (the "Company") and Vice Chairman of the Board. I am resigning because of substantial disagreements that I have with the Company on matters relating to its operations and direction, which I do not regard as conducive to enhancing shareholder values. Though I have expressed these disagreements previously to representatives of the Company, I have not seen meaningful efforts by the Company to address my concerns and, consequently, must conclude that resignation is now the appropriate course of action for me.

        As you know, since January 17, 1996 -- the date on which my duties under my Employment Agreement with the Company dated August 17, 1995 were terminated other than"For Cause" -- my inability to serve the Company as President or perform other executive officer-type duties has placed me in the discomforting and untenable position of watching the Company's financial performance and, I believe, its business prospects deteriorate, not only to my detriment but to the detriment of all shareholders generally. In my view, the Company has largely abandoned its historical emphasis on research and development of telecommunications products utilizing its proprietary technology, the purpose for which I founded the Company. Rather than developing and licensing such technology to original equipment manufacturers, value-added resellers and the like with significant distribution channels and large scale manufacturing capabilities already in place, the Company, to my concern, has chosen to spend significant working capital on developing its own infrastructure for sales, marketing, production, installation, maintenance and customer support of telecommunications products. I sincerely believe this course of direction away from research and development has been detrimental to shareholder values.

        I hereby request that my disagreement with the Company regarding its operations and direction be fairly summarized in any filing made by the Company with the Securities and Exchange Commission regarding this resignation.

                                                    Sincerely,

                                                    Vernon L. Jackson